Exhibit 4(a)

This document constitutes part of a prospectus covering
securities that have been registered under the Securities Act of 1933.

SECOND AMENDED AND RESTATED
GENERAL EMPLOYMENT ENTERPRISES, INC.
1997 STOCK OPTION PLAN

PLAN INFORMATION

COMPANY INFORMATION

The date of this document is September 30, 2009

PLAN INFORMATION

General

The Board of Directors of General Employment Enterprises, Inc. ("the Company") has established the Second Amended and Restated General Employment Enterprises, Inc. 1997 Stock Option Plan (the "Stock Option Plan"), which became effective upon receipt of shareholder approval on September 30, 2009. The following is a summary of the Stock Option Plan, which is qualified in its entirety by reference to its full text. The General Employment Enterprises, Inc. 1997 Stock Option Plan (the "1997 Plan") was originally established effective February 24, 1997, and restated on February 26, 2007. The Board has amended and restated the Stock Option Plan as follows:

■	to add additional shares to the plan

The Stock Option Plan is intended to promote stock ownership by officers and key employees of the Company and its subsidiaries to increase their proprietary interest in the Company and to encourage them to remain in the employ of the Company. In addition, the Stock Option Plan is intended as an additional incentive to members of the Board of Directors of the Company, who are not employees of the Company, to serve on the Board of Directors of the Company and to devote themselves to the future success of the Company. The Stock Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, and for options that do not constitute incentive stock options (referred to herein as "nonstatutory options"), as determined in each individual case by the Committee.

Term of Stock Option Plan

Options may be awarded under the Stock Option Plan at any time after September 30, 2009 (the "effective date") until the earlier of:

■	September 30, 2019, and
■	the date on which the Board of Directors or the Committee terminates the Stock Option Plan.

Shares Subject to the Stock Option Plan

Subject to adjustment as described below, the Stock Option Plan provides that the number of shares of Common Stock for which options may be granted under the Stock Option Plan shall be 592,000, which represents the number of available shares remaining for issuance under the 1997 Plan. In general, any shares of Common Stock subject to issuance upon exercise of options but which are not issued because of a surrender, forfeiture, expiration, termination or cancellation of any such option will once again be available for issuance pursuant to subsequent options. The maximum number of options that may be granted to any one person during a calendar year is 150,000.

Administration

The Stock Option Plan is to be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee will be comprised of two or more members of the Board who are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Committee will have the authority, among other things, to select the key employees to whom options may be granted, to determine the terms of each option, to interpret the provisions of the Stock Option Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Stock Option Plan. Each determination or other action made or taken pursuant to the Stock Option Plan by the Committee, including interpretation of the Stock Option Plan and the specific terms and conditions of the options granted thereunder, will be final and conclusive for all purposes and upon all persons.

Eligibility

A member of the Board of Directors who is not an employee of the Company (referred to herein as a "non-employee director") is automatically eligible to participate on the date he or she becomes a non-employee director. The Committee will, from time to time, select those officers and other key employees of the Company or any of the Company's subsidiaries who are eligible to participate in the Stock Option Plan on the basis of the special importance of their services in the management, development and operations of the Company or its subsidiaries. As of the date of this document, five non-employee directors and approximately three to five additional employees were eligible to participate in the Stock Option Plan.

Grants of Options

Grants of options to non-employee directors will be automatic and non-discretionary. As was the case under the 1997 Plan and the subsequently amended plan, each individual who is a non-employee director on the effective date of the Stock Option Plan, will automatically be granted a nonstatutory option to purchase 15,000 shares of Common Stock on the effective date of the Stock Option Plan. In addition, each individual who becomes a non-employee director (other than a non-employee director who was previously an employee-director) after the effective date of the Stock Option Plan shall be granted automatically a nonstatutory option to purchase 15,000 shares of Common Stock on the date he or she becomes a non-employee director. The Committee may from time to time grant options, which may be incentive stock options or nonstatutory stock options, to key employees of the Company.

Terms and Conditions of Options

Each option will be evidenced by a written option award agreement specifying the type of option granted, the option exercise price (which may not be less than fair market value on the grant date), the terms for payment of the exercise price, the expiration date of the option, the number of shares of Common Stock to be subject to each option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Stock Option Plan. The exercise price of nonstatutory options granted under the Stock Option Plan will be determined by the Committee and specified in each option grant, and will not be less than the fair market value of the Common Stock on the date the option is granted. "Fair market value" is the price at which one share of Common Stock is last sold in the principal United States market for such stock as of the grant date. The exercise price of incentive stock options granted under the Stock Option Plan shall be the fair market value of the Common Stock on the date the option is granted.

An incentive stock option granted under the Stock Option Plan to an employee owning more than 10% of the Company (i) must have an exercise price of at least 110% of the fair market value of the shares issuable (determined as of the date the options granted) and (ii) will expire no later than the fifth anniversary of the date the incentive stock option was granted. An incentive stock option is subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of stock as to which any such incentive stock option first becomes exercisable in any calendar year shall not exceed $100,000. Options in excess of this limit would be nonstatutory options.

Exercise of Options

In general, options granted under the Stock Option Plan will vest and become exercisable with respect to one-fifth of the total number of shares of Common Stock subject to the option as of each anniversary of the date of the option grant, provided, however, that the Committee has the authority, in its sole discretion, to shorten or lengthen the vesting and exercise schedule with respect to any or all options or portion thereof granted under the Stock Option Plan. Notwithstanding the foregoing, upon a change of control in the Company (as defined under the Stock Option Plan), all outstanding options shall become fully exercisable and all restrictions thereon will terminate in order that optionees may fully realize the benefits thereunder. Options granted under the Stock Option Plan may be exercisable for up to ten years.

The full exercise price for all shares purchased on exercise of options granted under the Stock Option Plan may be paid in cash, in cash received from a broker-dealer to whom the optionee has submitted an exercise notice, by delivering shares of Common Stock having an aggregate fair market value on the date of exercise equal to the option exercise price, by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the option exercise price, by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or by any combination of the above. Except in instances of retirement, disability or death as provided in the Stock Option Plan or in the Committee's sole discretion, any option will terminate on the date of the optionee's termination of employment with the Company and its subsidiaries.

Transferability of Options

Options are not transferable other than by the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code). Notwithstanding the foregoing, an optionee, at any time prior to his or her death, may assign all or any portion of an option granted to him or her (other than an incentive stock option) to:

■	the optionee's spouse or lineal descendant;

■	the trustee of a trust for the primary benefit of the optionee's spouse or lineal descendant;

■	a partnership of which the optionee's spouse and lineal descendants are the only partners; or

■	a tax exempt organization as described in Section 501(c)(3) of the Internal Revenue Code.

Any such assignment will be permitted only if (i) the optionee does not receive any consideration therefore and (ii) the assignment is expressly permitted by the applicable option agreement as approved by the Committee.

Amendment, Suspension or Termination

The Board of Directors or the Committee has authority to terminate, suspend or amend the Stock Option Plan, in whole or in part, from time to time without the approval of the shareholders of the Company to the extent allowed by law, provided, however, that a modification of the maximum aggregate shares of

Company Stock that may be issued under the Stock Option Plan or the class of employees eligible to receive them shall require shareholder approval. The Stock Option Plan provides for appropriate adjustment in the number and kind of shares subject to the Stock Option Plan, and the number, kind and per share exercise price of shares subject to unexercised options, in the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

Change in Control

As was the case under the 1997 Plan and the subsequently amended plan, upon a change in control (as defined in the Stock Option Plan) of the Company, the Committee, as constituted before such change in control, is authorized, and has sole discretion, as to any option, either at the time such option is granted or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such option, upon the option holder's request, for an amount of cash equal to the difference between the exercise price and the then fair market value of the Common Stock covered thereby had such option been currently exercisable; (ii) make such adjustment to any such option then outstanding as the Committee deems appropriate to reflect such change in control; and (iii) cause any such option then outstanding to be assumed, by the acquiring or surviving corporation, after such change in control.

U.S. Federal Income Tax Consequences of Awards Granted under the Stock Option Plan

The following is a general description of the United States federal income tax consequences to optionees and the Company relating to options that may be granted under the Stock Option Plan. The plan is not qualified under the Internal Revenue Code Section 401(a). This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to options.

Incentive stock options granted under the Stock Option Plan have certain advantageous tax attributes under federal income tax laws. An option holder will generally not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an incentive stock option. If the option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the option holder will generally not recognize any income and the Company will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the option price generally is included in computing the option holder's alternative minimum taxable income. Generally, if the option holder disposes of shares acquired by exercise of an incentive stock option within either two years after the date of grant or one year after the date of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the option holder. If shares are disposed of after the two year and one year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the option holder will be treated as a long-term capital gain or loss.

As in the case of incentive stock options, the grant of a nonstatutory stock option will not result in taxable income to the option holder for federal income tax purposes nor will the Company be entitled to an income tax deduction. Upon exercise of a nonstatutory stock option, however, the option holder will generally recognize ordinary income for federal and state income tax purposes equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and the Company or the subsidiary of the Company which is the employer of the option holder, will be entitled to federal and state income tax deductions in the amount of the ordinary income recognized by the option holder. In general, any further gain or loss realized by the option holder on the subsequent disposition of such shares will be long-term or short-term capital gain or loss, depending on the length of time the shares are held after the option is exercised.

Compliance with Section 409A of the Internal Revenue Code

The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Stock Option Plan. To the extent applicable, it is intended that the Stock Option Plan and any grants made under the Stock Option Plan comply with the provisions of Section 409A of the Internal Revenue Code. The Committee intends to administer the Stock Option Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A, and to make such amendments (including retroactive amendments) to the Stock Option Plan and any other grants made thereunder as required by Section 409A on a timely basis. Any reference to Section 409A will also include any proposed temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service.

Applicability of ERISA

The Stock Option Plan is not subject to the Employee Retirement Income Security Act of 1974.

Additional Information

If any material changes are made to the Stock Option Plan information contained in this document, the Company will deliver updated information to each optionee. This document should be read in connection with any applicable updates. The Company will provide without charge to each person to whom a copy of this document has been delivered, on the written or oral request of such person, a copy of any such documents.

Additional information about the Stock Option Plan is available upon request from: Secretary, General Employment Enterprises, Inc., One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois   60181; Telephone (630) 954-0400.

Restrictions on Resales of Common Stock Acquired Under the Stock Option Plan

The Stock Option Plan does not impose any restrictions on the resale of Common Stock purchased under the Stock Option Plan. However, certain optionees, as "affiliates" of the Company, may not reoffer or resell shares of Common Stock acquired under the Stock Option Plan pursuant to this prospectus by use or delivery of this prospectus. Such optionees may reoffer or resell such Common Stock only (i) pursuant to a separate prospectus of the Company that is then effective under the Securities Act of 1933, (ii) in reliance upon and in compliance with applicable provisions of Rule 144 under the Securities Act of 1933, or (iii) to prepare and file such a separate prospectus to facilitate reoffers and resales by affiliates. "Affiliates" is defined in Rule 405 under the Securities Act of 1933 to include any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with the Company by means of the direct or indirect possession of the power to direct or cause the direction of the Company's management and policies, whether through the ownership of voting securities, by contract, or otherwise.

Section 16(b) of the Securities Exchange Act of 1934

Any purchase and sale, or sale and purchase, of Common Stock, including Common Stock acquired under the Stock Option Plan, within any period of less than six months by an optionee who is an officer or director of the Company may, depending upon the particular circumstances, be subject to the liabilities imposed by Section 16(b) of the Securities Exchange Act of 1934.

COMPANY INFORMATION

Documents Incorporated By Reference

The Company will provide without charge to each person to whom a copy of this document has been delivered, on the written or oral request of any such person, a copy of any of the documents incorporated by reference in the registration statement to which this document relates, other than exhibits to such documents which are not specifically incorporated by reference into the information that this document incorporates. The documents incorporated by reference in the registration statement are hereby incorporated by reference in this document. Requests for such copies should be directed to: Secretary, General Employment Enterprises, Inc., One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois 60181; Telephone (630) 954-0400.